CENTRAL HUDSON GAS & ELECTRIC CORPORATION                             EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS


                                                             2000                              Year Ended December 31,
                                                    ------------------------  -----------------------------------------------------
                                                      3 Months   12 Months
                                                       Ended       Ended
                                                      March 31    March 31         1999          1998         1997 (1)     1996(1)
                                                    -----------  ----------    ----------    ----------     ----------    ---------
Earnings:

A. Net Income                                       $  18,898     $  51,674     $  51,881     $  52,544     $  55,086     $  56,082
B. Federal Income Tax                                   9,112        26,093        28,144        28,627        26,237        31,068
                                                    ---------     ---------     ---------     ---------     ---------     ---------
C. Earnings before Income Taxes                     $  28,010     $  77,767     $  80,025     $  81,171     $  81,323     $  87,150
                                                    ---------     ---------     ---------     ---------     ---------     ---------
D. Fixed Charges
     Interest on Mortgage Bonds                         3,205        12,823        13,057        14,225        14,237        15,112
     Interest on Other Long-Term Debt                   2,702        11,419        11,094         8,890         8,860         8,505
     Other Interest                                     1,845         5,609         4,860         3,639         2,647         2,626
     Interest Portion of Rents                            246           982           993         1,004         1,020         1,094
     Amortization of Premium
       & Expense on Debt                                  280         1,038           993           924           906           940
                                                    ---------     ---------     ---------     ---------     ---------     ---------
                                                        8,278        31,871        30,997        28,682        27,670        28,277
                                                    ---------     ---------     ---------     ---------     ---------     ---------
E. Total Earnings                                   $  36,288     $ 109,638     $ 111,022     $ 109,853     $ 108,993     $ 115,427
                                                    =========     =========     =========     =========     =========     =========
Preferred Dividend Requirements:

F. Allowance for Preferred Stock
     Dividends Under IRC Sec 247                    $     807     $   3,230     $   3,230     $   3,230     $   3,230     $   3,230
G. Less Allowable Dividend Deduction                      (32)         (127)         (127)         (127)         (127)         (127)
                                                    ---------     ---------     ---------     ---------     ---------     ---------
H. Net Subject to Gross-up                                775         3,103         3,103         3,103         3,103         3,103
I. Ratio of Earnings before Income
     Taxes to Net Income (C/A)                          1.482         1.505         1.542         1.545         1.476         1.554
                                                    ---------     ---------     ---------     ---------     ---------     ---------
J. Pref. Dividend (Pre-tax)  (HxI)                      1,149         4,670         4,785         4,794         4,580         4,822
K. Plus Allowable Dividend Deduction                       32           127           127           127           127           127
                                                    ---------     ---------     ---------     ---------     ---------     ---------
L. Preferred Dividend Factor                            1,181         4,797         4,912         4,921         4,707         4,949
M. Fixed Charges (D)                                    8,278        31,871        30,997        28,682        27,670        28,277
                                                    ---------     ---------     ---------     ---------     ---------     ---------
N. Total Fixed Charges and
     Preferred Dividends                            $   9,459     $  36,668     $  35,909     $  33,603     $  32,377     $  33,226
                                                    =========     =========     =========     =========     =========     =========
O. Ratio of Earnings to
     Fixed Charges (E/D)                                 4.38          3.44          3.58          3.83          3.94          4.08
                                                    =========     =========     =========     =========     =========     =========
P. Ratio of Earnings to
     Fixed Charges and
   Preferred Dividends (E/N)                             3.84          2.99          3.09          3.27          3.37          3.47
                                                    =========     =========     =========     =========     =========     =========
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(1)  Restated to properly reflect the exclusion of AFUDC from fixed charges.